Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES ELECTION

OF TWO NEW INDEPENDENT DIRECTORS

FRANKLIN, Tenn. (December 13, 2017) — Community Health Systems, Inc. (NYSE:CYH) announced today that the Company’s Board of Directors has elected Michael Dinkins and K. Ranga Krishnan, MBBS, to the Board of Directors for terms that will expire at the 2018 Annual Meeting of Stockholders.

Mr. Dinkins, age 63, has extensive experience as a director and a chief financial officer of a publicly traded company. He brings considerable knowledge of complex financial and operational issues facing large organizations operating in challenging environments. From 2008 until 2012, Mr. Dinkins served on the board of directors of Integer Holdings Corp., a medical device outsource manufacturer and developer of high-end batteries for niche applications in medical and energy markets. In 2012, Mr. Dinkins resigned his board seat to serve as senior vice president, and then executive vice president, and chief financial officer of Integer Holdings until his retirement in March 2017. Prior to serving as chief financial officer of Integer Holdings, Mr. Dinkins served as executive vice president and chief financial officer of USI Insurance Services, an insurance intermediary company, from 2008 until 2012. From 2005 until 2008, Mr. Dinkins was executive vice president and chief financial officer of Hilb Rogal & Hobbs, Co., an insurance and risk management services company. Mr. Dinkins was vice president, global control & reengineering at Guidant Operation from 2004 to 2005 and vice president and chief financial officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Cadmus Communications Group and General Electric Company. Mr. Dinkins is also a former director of LandAmerica Financial Group, Inc. Mr. Dinkins has served on the National Council on Compensation Insurance since 2015.

Dr. Krishnan, age 61, holds a medical degree from Madras Medical College in Madras, India, and has served as the dean and a professor in the Department of Psychiatry at Rush Medical College since 2015. He is also senior vice president of Rush University Medical Center, an internationally recognized academic health system in Chicago, Illinois. Dr. Krishnan serves as a member of the board of directors of Singapore Health Services, the largest healthcare system in Singapore and also serves as chairman of the National Medical Research Council and the National Health Innovation Center in Singapore. From 2008 to 2015, Dr. Krishnan served as dean at the Duke-NUS Medical School, a joint venture between Duke University in Durham, North Carolina and the National University of Singapore in Singapore. Prior to and during his tenure at Duke-NUS Medical School, Dr. Krishnan was a professor in the Department of Psychiatry and Behavioral Sciences at Duke University Medical Center, including service as chairman of psychiatry and behavioral sciences from 1998 to 2009. Dr. Krishnan is a member of several professional societies, including the American Psychiatric Association, the American Association for the Advancement of Science, the New York Academy of Sciences and the Institute of Medicine of the National Academies of Science. He has written three books and published more than 400 journal articles and 50 textbook chapters.

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Community Health Systems Announces Election of Two New Independent Directors

December 13, 2017

“We are pleased to welcome two highly qualified, independent directors who bring diverse experiences, perspective and knowledge to our Board of Directors,” said Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc. “These new directors will complement our existing board strengths and offer additional insights. Our Board of Directors is committed to providing strong governance of our organization, as we work to deliver value to our shareholders and quality healthcare to the communities we serve.”

As part of a settlement in a derivative action lawsuit finalized in January 2017, the Company sought the names of prospective candidates for the Board of Directors from its stockholders, excluding employees of the Company, who have continuously held at least one percent of the Company’s outstanding common stock for a period of at least one year. Mr. Dinkins and Dr. Krishnan were identified in this process and, following an appropriate review, were elected to the Board of Directors.

As of December 12, 2017, the Company’s board members are: John A. Clerico, Michael Dinkins, James S. Ely III, John A. Fry, Tim L. Hingtgen, W. Norris Jennings, M.D., K. Ranga Krishnan, MBBS, Julia B. North, Wayne T. Smith, and H. James Williams, PhD.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 127 affiliated hospitals in 20 states with an aggregate of approximately 21,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding expected operating results and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	Media Contact:

Thomas J. Aaron, 615-465-7000	Tomi Galin, 615-628-6607
Executive Vice President and Chief Financial Officer or	Senior Vice President, Corporate Communications, Marketing and Public Affairs

Ross W. Comeaux, 615-465-7012
Vice President – Investor Relations

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